EXHIBIT 8

KPMG LLP 345 Park Avenue New York, NY 10154	Telephone 12 758 9700 Fax 12 758 9819 Internet ww.us.kpmg.com

March 29, 2011

Mr. Rex S. Schuette
Executive Vice President & Chief Financial Officer
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512

United Community Banks, Inc.
Section 382 Ownership Change Analysis

Dear Mr. Schuette:

As requested, we have analyzed the changes in the stock ownership history of United Community Banks, Inc. (the “Company” or “UCB”) (together with its subsidiaries, the “UCB Group”) from January 1, 2008 through the proposed common equity recapitalization (the “Capital Raise”) (the “Analysis Period”) in accordance with the provisions of section 382.1  Our work was conducted to determine whether the UCB Group experienced or will experience any ownership changes within the meaning of section 382(g) during the Analysis Period.

This letter summarizes our conclusions and reviews certain assumptions and transactions underlying the computations supporting our conclusions.  Our conclusions are set forth below and are supported by the attached Exhibits.

The Exhibits to this letter are as follows:

Exhibit 1	Facts, Assumptions and Representations letter dated March 29, 2011 (the “Representation Letter”), including the Transaction Chronology exhibit attached thereto

Exhibit 2	Section 382 Owner Shift Percentages

Our conclusions are also based on the Facts, Assumptions and Representations stated in the Representation Letter. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Representation Letter (including the appendix thereto).

Scope of Opinion

IN ACCORDANCE WITH OUR AGREEMENT, ANY TAX ADVICE IN THIS LETTER IS NOT INTENDED OR WRITTEN BY KPMG TO BE USED, AND CANNOT BE USED, BY A CLIENT OR ANY OTHER PERSON OR ENTITY FOR THE PURPOSE OF (i) AVOIDING PENALTIES THAT MAY BE IMPOSED ON ANY TAXPAYER OR (ii) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY MATTERS ADDRESSED HEREIN.

1 Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986, as amended, and all “Treas. Reg. §” references are to the Treasury Regulations promulgated thereunder.

KPMG LLP is a Delaware limited liability partnership, the U.S.
member firm of KPMG International Cooperative, a Swiss entity.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Our advice in this letter is limited to the conclusions specifically set forth herein under the heading Opinion and is rendered only with respect to the specific matters discussed herein.  KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein.  No inference should be drawn on any matter not specifically addressed.

Our conclusions set forth in this letter are not binding upon any tax authority, including the Internal Revenue Service (“Service” or “IRS”), or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and upheld by a court.  In rendering these opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this report.  However, all the foregoing authorities are subject to change or modification that can be retroactive in effect and, therefore, could also affect our opinions.  We undertake no responsibility to update our conclusions for any subsequent change or modification.

In various sections of this letter, for ease of understanding and as a stylistic matter, language may be used (e.g., use of the word “will”) which might indicate we have a possible view of an issue at a standard different from “should.”  It is our intent that our conclusions and views on any issue contained herein do not exceed a “should” standard (i.e., there is a 70-percent or greater likelihood that those consequences will prevail if challenged by the IRS).

Our conclusions contained in this letter are based on the Statement of Facts, Assumptions and Representations Letter dated March 29, 2011, which is attached as Exhibit 1 to this letter.  In addition, you have instructed us to use certain information provided by the Company to KPMG.  If any of the facts, assumptions or representations contained in this letter or in any of the various Exhibits are not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our conclusions.  Therefore, it is essential that before any reliance is placed on the conclusions contained in this letter, the Company should carefully review the accuracy and completeness of the facts, assumptions, and representations provided herein and in the various Exhibits.

Finally, KPMG is rendering this letter only to UCB and this letter cannot be relied upon without the written permission of KPMG by any other person.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Opinion

Based upon available publicly filed documents issued through the date of this Opinion Letter, and the Facts, Assumptions and Representations stated in the Representation Letter, we conclude that the UCB Group should not have experienced (and should not experience as a result of the Capital Raise) an ownership change during the Analysis Period.2

Discussion

Section 382 and the Treasury Regulations issued thereunder are extremely complex.  The following is a general description of the provisions, their applications, and their relevance to UCB.

(I)	Section 382 – In General

Section 382 generally provides that, after an ownership change, the amount of a loss corporation’s taxable income for any post-change year that may be offset by pre-change losses and certain “recognized built-in losses” shall not exceed the section 382 limitation for that year.3  Section 382 generally does not restrict the offset of NOLs allocated to or arising after the ownership change (“post-change NOLs”) against future income. As discussed below, however, certain built-in losses recognized after the ownership change during a prescribed period may be treated as though they are pre-change losses, subject to a section 382 limitation.   The section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change.

A section 382 ownership change occurs when, generally over a three-year testing period, the stock ownership percentages (by value) of “5-percent shareholders” have increased, in aggregate, by more than 50 percentage points over such shareholders’ lowest ownership percentages within the testing period.

As discussed in more detail below, a 5-percent shareholder is a person who directly or indirectly (through certain constructive ownership rules) owns 5 percent or more of the total value of the outstanding stock of the loss corporation.4  For purposes of determining the percentage of stock owned by a person, each share of all the outstanding shares of stock that have the same “material terms” is treated as having the same value.5  Therefore, for example, a control premium or blockage discount is disregarded in determining the percentage of stock owned by any person.6 If a 5-percent owner is an individual or certain other specified persons, it constitutes a 5-percent shareholder.  If a 5-percent owner is an entity (i.e., a corporation, partnership or trust), the loss corporation is required to look through the entity (and through any higher tier entity) in order to determine which owners of the entity are indirectly 5-percent shareholders of the loss corporation.7  It is the ownership of these ultimate 5-percent shareholders that determines whether a greater than 50 percentage point increase has occurred. “Indirect” ownership by 5-percent individual shareholders is established by complex attribution rules, which apply a “percentage look-through” approach to corporations, partnerships or other entities which directly (or indirectly) hold more than 5 percent of the loss corporation.  These entities are referred to as first-tier entities or higher-tier entities.

2 You have instructed us to assume that no additional shareholders will be identified through public filings occurring after the date of issuance of this letter.  We note that any such additional filings could identify further shifts that give rise to an ownership change.  Moreover, we note that the conclusion that the UCB Group should not have experienced an ownership change during the Analysis Period does not address whether any tax attributes (including built-in losses) of corporations whose stock or assets were acquired by the UCB Group are limited under section 382 as a result of  an ownership change of such corporation or groups of corporations.
3 Section 382(a).
4 Section 382(k)(7).
5 Treas. Reg. § 1.382-2(a)(3)(i).
6 Id.
7 Section 382(l)(3).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

In general, an “ownership change” occurs under section 382 when, on a particular “testing date,” the percentage stock ownership (by value) of one or more “5-percent shareholders” has increased by more than 50 percentage points over the lowest percentage stock ownership (by value) held by such shareholders at any time during a prescribed “testing period.”8   The determination of the percentage ownership interest of any shareholder is made on the basis of value.9   That is, in determining whether there is a more-than-50-percentage point increase, all transactions, whether related or unrelated, occurring during the testing period that affect the stock ownership (by value) of any 5-percent shareholders whose percentage stock ownership (by value) has increased as of the close of the testing date are taken into account.

Below is an overview of the definitions of the above-stated section 382 terminologies.

(II)           Definitions and Operating Rules Under Section 382 and Regulations

A.	Loss Corporation

Section 382 only applies to “loss corporations.”  A loss corporation is defined in section 382 as a corporation entitled to use an NOL carryover or having an NOL for the taxable year in which the ownership change occurs.  In addition, a loss corporation includes any corporation with a “net unrealized built-in loss” (“NUBIL,” discussed in more detail below) within the meaning of section 382(h)(3).  Section 383 effectively applies the rules of section 382 to limit the use of certain capital losses and excess credits.  Consequently, the term “loss corporation” also includes a corporation that is entitled to use a capital loss carryover or a capital loss arising in the tax year of the ownership change, a foreign tax credit, a general business tax credit and/or a minimum tax credit.

In a consolidated group context, where the loss carryovers of the consolidated group are attributable to the various corporations included in the consolidated group in accordance with the principles under Treas. Reg. § 1.1502-21(b)(1)(iv), essential to the application of section 382 is the identification of the relevant “loss corporation,” the stock ownership of which is tracked in determining whether such “loss corporation” has an ownership change. Section 382 does not contain any provisions relating to its application to consolidated groups.  On June 25, 1999, final consolidated section 382 regulations were adopted.10  The current regulations generally apply to testing dates occurring on or after June 25, 1999.11

8 Section 382(g).
9 Section 382(k)(6)(C).
10 T.D. 8824, 1999-2 C.B. 62.
11 Treas. Reg. §1.1502-99(a).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

The general approach of the final consolidated section 382 regulations is to treat a consolidated group as a single entity.  Treas. Reg. § 1.1502-91 through –93 set forth the rules governing ownership changes under section 382 for members of consolidated groups and the applicable section 382 limitation with respect to certain tax attributes of those members.  These rules generally provide that an ownership change and the resulting section 382 limitation are determined with respect to the attributes for the loss group on a single entity basis and not for its members separately.

In general, Treas. Reg. §1.1502-91(c)(1) defines a loss group as a consolidated group that (i) is entitled to use an NOL carryover to the taxable year that did not arise in a separate return limitation year (“SRLY”); (ii) has a consolidated NOL for the taxable year in which a testing date of the common parent occurs (determined by treating the common parent as a loss corporation); or (iii) has a net unrealized built-in loss (determined by treating the date on which the determination is made as though it were a change date).   Treas. Reg. §1.1502-98 extends the application of Treas. Reg. §§1.1502-91 through 1.1502-96 to section 383, with appropriate adjustments to reflect that section 383 applies to credits and net capital losses.  As a result, the definition of loss group is extended under Treas. Reg. §1.1502-98 to include a consolidated group that is entitled to use a capital loss or credit carryover or a capital loss arising in the tax year of the ownership change, a foreign tax credit, a general business tax credit and/or a minimum tax credit.

Generally, under Treas. Reg. § 1.1502-92(b)(1), a loss group (or loss subgroup) has an ownership change with respect to its consolidated tax attributes (i.e., tax attributes described in Treas. Reg. § 1.1502-91(c)(1)(i) or tax attributes that are treated as being so described pursuant to Treas. Reg. § 1.1502-96(a)(2)(i)) if the loss group’s parent undergoes an ownership change, as determined under section 382(g) and Treas. Reg. § 1.382-2T (the “Parent Change Method”).

Under Treas. Reg. §1.1502-92(c), a supplemental rule (the “Supplemental Method”) applies in addition to (and not instead of) the Parent Change Method.  Thus, there is an ownership change for the loss group if an ownership change occurs under either method.  Specifically, the Supplemental Method applies to cases in which (i) a 5-percent shareholder of the parent increases its interest in the parent and either that 5-percent shareholder or another person or persons acting pursuant to a plan or arrangement increases its interest in one of the subsidiaries of the loss group within a three-year period ending in a consolidated return year, or if shorter, the period after the most recent ownership change, and (ii) either (A) the parent (or loss subgroup parent) has actual knowledge of the increase in the 5-percent shareholder's ownership interest in the stock of the subsidiary (or has actual knowledge of the plan or arrangement) before the date that the group's income tax return is filed for the taxable year that includes the date of that increase; or (B) at any time during the prescribed period the 5-percent shareholder of the common parent is also a 5-percent shareholder of the subsidiary whose percentage increase in the ownership of the stock of the subsidiary would be taken into account in determining if the subsidiary has an ownership change (determined as if the subsidiary was a loss corporation and applying the principles of Treas. Reg. §1.382-2T(k), including the principles relating to duty to inquire).  For example, if a shareholder acquires 45 percent of the stock of the loss group parent in a share issuance and also acquires 20 percent of the stock of one of the subsidiaries, such shareholder would be treated as if it acquired additional parent shares equal to the value of the subsidiary’s shares for purposes of computing owner shifts for the loss group.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

In addition, under limited circumstances, pursuant to another anti-abuse provision in the consolidated return regulations, a subsidiary included in a loss group or subgroup may have an ownership change determined on a separate entity basis, rather than by reason of an ownership change of its loss group or subgroup parent.  In particular, under Treas. Reg. § 1.1502-96(b)(1), a subsidiary will have such separate entity ownership change if it has an ownership change (by treating the subsidiary as not being a member of a consolidated group), in the event of either (i) the deemed exercise of an option or options (other than option with respect to stock of the common parent) held by person (or persons acting pursuant to a plan or arrangement) to acquire more than 20 percent of the stock of the subsidiary under Treas. Reg. § 1.382-4(d), or (ii) an increase by one or more 5-percent shareholders, acting pursuant to a plan or arrangement to avoid an ownership change of a subsidiary, in their percentage ownership by more than 50 percentage points during the testing period through the acquisition (or deemed acquisition pursuant to Treas. Reg. § 1.382-4(d)) of stock of the subsidiary and in higher tier members (taking into account the option attribution rules).12

As stated in the FACTS section of the Representation Letter, the UCB Group became a “loss group” for the first time, during the year ended December 31, 2008.  The first tax year when UCB Consolidated Group incurred a federal consolidated NOL was the tax year ending December 31, 2008.  In 2009, the UCB Consolidated Group also incurred a federal NOL. The 2008 NOL was carried back in its entirety to 2006, but such carryback did not create a minimum tax credit.   As a result of the carryback of the 2009 NOL, a minimum tax credit was created in the tax year ending December 31, 2008, which was carried forward.  (Minimum tax credits arise in the year after the year in which alternative minimum tax is paid.)  As discussed above, a loss corporation is defined in section 382 as a corporation entitled to use an NOL carryover or having an NOL for the taxable year in which the ownership change occurs, or is entitled to use a capital loss carryover or a capital loss arising in the tax year of the ownership change, a foreign tax credit, a general business tax credit and/or a minimum tax credit, or has a NUBIL.  Accordingly, the UCB Group became a loss group for the first time on January 1, 2008, the first day of its 2008 tax year.

12 If a subsidiary has an ownership change as a result of the application of Treas. Reg. § 1.1502-96(b)(1), the amount of consolidated taxable income for any post-change year that may be offset by the pre-change losses of the subsidiary shall not exceed the section 382 limitation for such subsidiary, determined solely by reference to the value of the subsidiary’s stock (taking into account the anti-duplication of value principles set forth in Treas. Reg. § 1.1502-93(b)(2)(ii)).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Because no shareholders acquired or will acquire shares of any subsidiaries of UCB during the Analysis Period, the Supplemental Method should not apply. You have represented in Representation 25 that to the best of your knowledge, (i) no person (or persons acting pursuant to a plan or arrangement) held an option or options to acquire more than 20 percent of the stock of any of UCB’s consolidated subsidiaries during the Analysis Period, and (ii) there was no increase by one or more 5-percent shareholders, acting pursuant to a plan or arrangement to avoid an ownership change of a subsidiary, in their percentage ownership by more than 50 percentage points during the Analysis Period through the acquisition (or deemed acquisition pursuant to the section 382 option anti- abuse regulations in Treas. Reg. § 1.382-4(d)) of stock of the subsidiary and in higher tier members (taking into account the option attribution rules). Therefore, Treas. Reg. § 1.1502-92(b)(1) should apply to effectively treat UCB as the “loss corporation” for section 382 purposes with respect to the consolidated NOL and capital loss carryovers of the UCB Group.

B.	Testing Date and Testing Period

A testing date generally occurs whenever the percentage stock ownership (by value) of any 5-percent shareholder changes (unless the change is solely due to a fluctuation in the relative value of different classes of stock).13  Thus, a disproportionate issuance of stock to existing shareholders or to new investors would trigger a testing date, as would the transfer by an existing 5-percent shareholder of some or all of its stock to a third party or an existing shareholder.  Also, where a loss corporation has a 5-percent shareholder, which is itself a corporation or partnership, a shift in the ownership among the shareholders of the corporation or partners of the partnership could also trigger a testing date.

In general, the testing period is the three-year period preceding a given testing date.  Thus, each 5-percent shareholder’s percentage on the testing date must be compared against his/her minimum percentage at any time during the prior three years.  The testing period may be less than three years, based upon the facts.  In particular, if the loss corporation has been in existence for less than three years or if the loss corporation has experienced an ownership change within the previous three years, then the testing period will begin on the loss corporation’s date of inception or previous ownership change date and end on the testing date. The testing period does not begin before the earlier of the first day of the first taxable year from which there is a carryforward of a loss or of an excess credit to the first post-change year or the taxable year in which the transaction being tested occurs.14

As stated above, the UCB Group became a loss group for section 382 purposes, in the tax year ending December 31, 2008.  Pursuant to section 382(i)(3) and Treas. Reg. §1.382-2T(d)(3), the testing period does not start before the earlier of (i) the beginning of the year for which the loss corporation sustained the oldest loss or excess credit that survives the ownership change, or (ii) the taxable year in which the testing date occurs.  Thus, the UCB Group’s testing period should begin on January 1, 2008.

13 Treas. Reg. §1.382-2(a)(4) and section 382(l)(3)(C).
14 Section 382(i)(3).  The principles of section 382(i)(3) generally apply to loss groups.  Treas. Reg. §1.1502-91(b)(1).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

C.	Stock Interests

(1)	In General

For section 382 purposes, ownership percentages are based on the value of equity characterized as stock (including, in rare circumstances, stock that would be issued upon the deemed exercise of an option or similar interest).  Under section 382(k)(6)(A), all stock interests are treated as “stock” for purposes of determining ownership changes, except for preferred stock described in section 1504(a)(4).  Preferred stock described in section 1504(a)(4) means stock that:

●	is not entitled to vote,

●	is limited and preferred as to dividends and does not participate in corporate growth to any significant extent,

●	has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and

●	is not convertible into another class of stock.

If stock would meet these criteria but for voting rights in the event of dividend arrearages, the regulations support “not stock” treatment.15

(2)	Special Rules Relating to Instruments Issued to U.S. Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”)

Notice 2010-2 provides that preferred stock issued to the U.S. Treasury under the Capital Purchase Program for publicly traded issuers (“Public CPP”) is disregarded for determining owner shifts under section 382, whether held by Treasury or a subsequent owner.  In effect, Notice 2010-2 treats preferred stock issued to the U.S. Treasury under the Public CPP plan as stock described in section 1504(a)(4).

(3)	Stock Treated as Non-Stock

Certain ownership interests that constitute stock are treated as non-stock if: (1) the likely participation in future corporate growth is disproportionately small when compared to the value of such stock as a proportion of the total value of all the outstanding stock of the corporation;16 (2) treating the interest as non-stock would cause an ownership change; and (3) the amount of pre-change losses exceeds a de minimis threshold (the “Stock Treated as Non-Stock Rule”).17  The de minimis threshold effectively requires determination of the annual limitation resulting as if an ownership change occurred on the testing date and as if the amount of net unrealized built-in loss is a pre-change loss.  The de minimis threshold is twice the annual limitation (without regard to adjustments for recognized built-in gains).18

15 Treas. Reg. §1.382-2(a)(3)(i).
16 The legislative history underlying the grant of regulatory authority to the Treasury indicates that both common stock and preferred stock potentially could satisfy this prong of the test.  Specifically, the legislative history provides that “it may be appropriate to disregard preferred stock (even though voting) or common stock where the likely percentage participation of such stock in future corporate growth is disproportionately small compared to percentage value of the stock as a proportion of total stock value, at the time of issuance or transfer.”  H. Rept. No. 99-841, II-172 (1986). Thus, for example, preferred stock that is section 1504(a)(4) stock except for voting rights and that represents 20 percent of the value of a corporation could meet this prong because (i) it is limited and hence unlikely to participate in corporate growth, and (ii) its value (i.e., 20 percent of the corporation) is disproportionate compared to its likely participation in corporate growth.  As another example, a class of common stock with a large preference, and with a relatively small entitlement to distributions or assets in excess of the preference, could satisfy this prong because the large preference would cause the stock’s value to be disproportionately small relative to its participation in future corporate growth.
17 Section 382(k)(6)(B)(ii); Treas. Reg. § 1.382-2T(f)(18)(ii).
18 Treas. Reg. § 1.382-2T(f)(18)(ii)(C).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

In the instant case, the only interests that should constitute stock of UCB for section 382 purposes include only the Common Stock, the Series F Convertible Preferred Stock (which will automatically convert into voting Common Shares upon shareholder approval), and the Series G Convertible Preferred Stock (which will automatically convert into Nonvoting Common Shares upon shareholder approval, which, when transferred, will automatically convert into the voting Common Shares).   Accordingly, the Stock Treated as Non-Stock Rule should not apply to treat any UCB stock as non-stock for section 382 purposes.

(4)	Non-Stock Treated as Stock

Certain non-stock instruments are treated as stock if, at the time the instrument is issued or transferred, (1) the interest offers a potentially significant participation in the growth of the corporation, (2) treating the interest as stock would cause an ownership change, and (3) the amount of pre-change losses would exceed a certain de minimis threshold (the “Non-Stock Treated as Stock Rule”).19

In this case, UCB issued Series B Preferred Stock under the TARP CPP program.  As such, UCB’s Series B Preferred Stock should be considered section 1504(a)(4) stock and thus should not be treated as stock.  In addition to the Series B Preferred Stock, UCB has Series A Preferred Stock outstanding.  You have instructed us to assume in Assumption 4 in the Representation Letter that the Series A Preferred Stock (i) is not entitled to vote, (ii) is limited and preferred as to dividends and do not participate in corporate growth to any significant extent, (iii) has redemption and liquidation rights which do not exceed the issue price (except for a reasonable redemption or liquidation premium), and (iv) is not convertible into another class of stock.  Thus, the Series A Preferred Stock should be considered section 1504(a)(4) stock and thus should not be treated as stock.  UCB entered into an agreement on April 1, 2010, with Fletcher International, Ltd. (“Fletcher"), pursuant to which Fletcher has the right to purchase $65 million of Series C Convertible Preferred Stock from UCB by May 26, 2012.  The Series C Convertible Preferred Stock will be convertible into common stock at a rate of $5.25 per share of common stock, subject to anti-dilution adjustments to reflect stock splits and reverse stock splits. You have instructed us to assume that the Series C Convertible Preferred Stock is not outstanding stock under applicable corporate law, and that Fletcher will not exercise its right to purchase Series C Convertible Preferred Stock on or before the closing of, or in connection with the Capital Raise.  On February 22, 2011, UCB issued Series D Preferred Stock to Elm Ridge Offshore Master Fund, Ltd. (“Elm Ridge Master Fund”) and Elm Ridge Value Partners, L.P. (“Elm Ridge Value Fund”) (together with Elm Ridge Master Fund, “Elm Ridge”) in exchange for all of the Common Stock held by Elm Ridge on such date.  You have instructed us to assume that the Series D Preferred Stock (i) is not entitled to vote, (ii) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (iii) has redemption and liquidation rights which do not exceed the issue price (except for a reasonable redemption or liquidation premium), and (iv) is not convertible into another class of stock.  Thus, the Series D Preferred Stock should be considered section 1504(a)(4) stock and thus should not be treated as stock. Finally, based on Representation 20, the Non-stock Treated as Stock Rule should not apply to treat any non-stock instruments of UCB as stock for section 382 ownership change computation purposes.

19 Treas. Reg. § 1.382-2T(f)(18)(iii).  For purposes of this rule, the definition of the de minimis threshold is the same as that for the “Stock Treated as Non-stock Rule.”  Treas. Reg. § 1.382-2T(f)(18)(iii)(C).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

(5)	Options and Warrants

In connection with the definition of “stock,” section 382(k)(6)(B) directs the Secretary to issue any necessary regulations to treat warrants, options, contracts to acquire stock, convertible debt interests, and other similar interests as stock. In addition, section 382(l)(3)(A)(iv) states that, “[e]xcept as provided in regulations, an option to acquire stock is treated as exercised if such exercise results in an ownership change.”  For testing dates on or after November 5, 1992, Treas. Reg. § 1.382-4(d) (the “Section 382 Option Regulations”) contains the operating rules to determine whether an option to acquire stock is treated as if it were exercised for section 382 purposes.

a)	Determination of Whether an Instrument is an Option or Stock

Under Treas. Reg. § 1.382-4(d)(9)(i), for purposes of applying the Section 382 Option Regulations, an option is defined as a contingent purchase, warrant, convertible debt, put, stock subject to a risk of forfeiture, contract to acquire stock, or similar interest, regardless of whether it is contingent or otherwise not currently exercisable.20

An interest described as an option under Treas. Reg. § 1.382-4(d)(9)(i) may not always be subject to the rules provided in the Section 382 Option Regulations.  In particular, Treas. Reg. § 1.382-4(d)(9)(iv) provides that the Section 382 Option Regulations do not affect the determination under general principles of tax law (such as substance over form) of whether an instrument is an option or stock.  For example, outside of the context of section 382, an option that is deep-in-the-money has been viewed by the Service in a Revenue Ruling as “stock” for federal income tax purposes under substance-over-form principles.  In Revenue Ruling 82-150, 1982-2, C.B. 110, the Service ruled that certain holders of an option that could be exercised at any time were treated as owning the shares of the underlying stock since the exercise price of their options was only 30 percent of the fair market value of the underlying shares of stock as measured on the date of the option issuance.  In reaching its conclusion, the Service relied on substance-over-form principles. The Service reasoned that if the option holder furnishes or will furnish substantially all of the funds at risk, the option holder is viewed as acquiring control and assuming the benefits and burdens of ownership of the stock.  In Private Letter Ruling 9757021 (Aug. 21, 1997),21 citing Revenue Ruling 82-150, the Service ruled that the holders of deep-in-the-money warrants (with $0.01 per share exercise price) are treated as the owners of the underlying stock for federal income tax purposes. Though not applying Revenue Ruling 82-150 to the facts in question, in a field service advice that deals with a section 382 issue, the Service cited the Revenue Ruling and stated that the holder of a deep-in-the-money warrant is treated as the owner of the underlying stock.22

20 Unless otherwise indicated, the term “option” referred to in this Opinion Letter means “option” as defined under Treas. Reg. § 1.382-4(d)(9)(i).
21 Although taxpayers cannot rely upon private letter ruling or, field service advice or cite them as precedent, we consider them to illustrate the Service’s thinking on a particular issue.  Therefore, we cite private letter rulings and field service advice in this letter not as precedential authority, but merely to demonstrate the Service’s past resolution of similar issues.
22 FSA 199914002 (Dec. 4, 1998).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

You have represented in Representation 9 in the Representation Letter that no option or warrant was outstanding during the Analysis Period with an exercise price substantially less than the fair market value of UCB’s Common Stock underlying the option or warrant on the date of grant.   Thus, none of UCB’s options, warrants, or other equity awards issued and outstanding during the Analysis Period should be considered “stock” for purposes of the section 382 ownership change computation under substance-over-form principles.

(b)	Option Deemed Exercise Rule (or, the “Section 382 Option Anti-Abuse Rule”)

Even if an option is not treated as “stock” for federal income tax purposes based on the rationale of Revenue Ruling 82-150, an option could be treated as if it were exercised and thus treated as stock for section 382 purposes under the Section 382 Option Regulations.  In particular, Treas. Reg. § 1.382-4(d)(2) treats an option to acquire a loss corporation’s stock as exercised if any of three tests are satisfied: the ownership test, the control test, or the income test.  All three tests first look to whether the option was issued, transferred, or structured (alone or in combination with other arrangements) with “a principal purpose” of avoiding or ameliorating the impact of an ownership change.23  For these purposes, the term “option” includes warrants and similar interests.24

“A principal purpose” to avoid or ameliorate the impact of ownership change does not by itself treat an option as exercised.  Assuming “a principal purpose” exists, each of the three tests has another prong which must be satisfied in order to treat an option as exercised under these rules:

(1)
the ownership test requires the option (alone or in combination with other arrangements) to provide the holder, prior to its exercise or transfer, with a substantial portion of the attributes of ownership of the underlying stock (discussed in more detail below);25

(2)	the control test requires the holder and related persons to have direct and indirect ownership in the loss corporation of more than 50 percent;26; and

23 Treas. Reg. §§ 1.382-4(d)(3), (4) and (5).
24 Treas. Reg. § 1.382-4(d)(9)(i).
25 Treas. Reg. § 1.382-4(d)(3).
26 Treas. Reg. § 1.382-4(d)(4).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

(3)
the income test requires that there is an arrangement, prior to exercise or transfer of the option, to facilitate the creation of income (including accelerating income or deferring deductions) or value (including unrealized built in gains). 27

You have represented in Representation 10 in the Representation Letter that no options or warrants were issued, transferred or structured during the Analysis Period for a principal purpose of avoiding or ameliorating the impact of an ownership change, other than warrants issued to Elm Ridge (the “Warrants”).  As discussed in the separate section under the heading “Capital Raise – Proposed Transaction,” the Warrants also should not be treated as exercised into stock under section 382(l)(3)(A)(v) and Treas. Reg. § 1.382-4(d)(2).  Accordingly, we have not treated any of the holders of any options, warrants, or similar interests of UCB as owning the underlying shares of UCB Common Stock for purposes of the section 382 ownership change calculations.

D.	5-Percent Shareholders, First & Higher-Tier Entities and Public Groups

(1)	In General

A “5-percent shareholder” generally means any person who owns 5 percent or more (by fair market value) of the stock of the loss corporation.28

Under Treas. Reg. § 1.382-2T(g)(1), the term “5-percent shareholder” includes  (i) an individual who owns either a direct ownership interest in the stock of the loss corporation of 5 percent or more, or an indirect interest (determined based on the constructive ownership rules in section 318, as modified under section 382(l)(3)(A)) in the stock of the loss corporation of 5 percent or more by virtue of an ownership interest in any one first-tier entity or higher-tier entity (discussed below); and (ii) a public group determined under the aggregation rules (“Aggregation Rules”) or the segregation rules (“Segregation Rules”) provided in Treas. Reg. § 1.382-2T(j)(1), (2), or (3).  In addition, a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of 5 percent or more of the stock of the loss corporation (the “Coordinated Acquisition Group”) are treated as an entity, the owners of which can also be collectively treated as a 5-percent shareholder. 29

Below is a discussion of the definitional and operating rules in determining a shareholder’s percentage ownership of the stock of the loss corporation and thus, in identifying 5-percent shareholders.

27 Treas. Reg. § 1.382-4(d)(5).
28  Section 382(k)(6)(C), (7).
29 Treas. Reg. § 1.382-3(a)(1)(i).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

(2)	The Aggregation Rules

As stated above, individual shareholders may be treated as holding “indirect” ownership of a loss corporation through first-tier entities or higher-tier entities.  A “first-tier entity” is defined as an entity that, at any time during the testing period, owns a 5 percent or more direct ownership interest in the loss corporation.30  A “higher tier entity” is any entity that, at any time during the testing period, owns a 5 percent or more direct ownership interest in a first tier entity or in any higher tier entity.31  A “highest tier entity” is a first tier entity or a higher tier entity that is not owned, in whole or in part, at any time during the testing period by a higher tier entity. 32  A loss corporation is required to identify first-tier entities and higher-tier entities, as well as any 5-percent owners of each highest tier entity who indirectly own, at any time during the testing period, 5 percent or more of the loss corporation through the ownership interest in such highest tier entity.33   “5-percent owner” is a defined term that includes an individual that owns a 5 percent or more direct ownership interest in a first tier entity or a higher-tier entity.34  Any such 5-percent owner is treated as a 5-percent shareholder. All other shareholders of the highest tier entity are aggregated into a public group of the highest tier entity. 35 If such aggregated public group indirectly owns 5 percent or more of the loss corporation on the testing date, it is treated as a 5-percent shareholder. If such aggregated public group owns less than 5 percent of the loss corporation on the testing date, it is treated as part of the public group of the next lower tier entity. 36

On December 11, 2009, Elm Ridge Master Fund became the owner of a direct ownership in interest UCB that exceeded 5 percent.  Therefore, we have treated Elm Ridge Master Fund as a first-tier entity.  You have represented to us in Representation 16 that Elm Ridge Master Fund first acquired shares in UCB (the “Initial 2009 Shares”) in the September 2009 Offering.  The Initial 2009 Shares represented a less-than-5-percent interest in UCB.  Therefore, at such time, the investors in Elm Ridge Master Fund (the “Elm Ridge Master Group”) were treated as part of the direct public groups of UCB (which was the next lower tier entity).  However, on December 11, 2009, Elm Ridge Master Fund acquired an amount of stock (the “Additional 2009 Shares”) necessary for the Elm Ridge Master Group to become a 5-percent shareholder (i.e., the Elm Ridge Master Group indirectly owned 5 percent or more of UCB as of such date).

Unless a different proportion is established by the loss corporation or the IRS, the acquisition of loss corporation stock by a 5-percent shareholder on any date on which more than one public group of the loss corporation exists by virtue of the Segregation Rules (discussed below) is treated as being made proportionately from each public group existing immediately before such acquisition.37  Therefore, we have treated the acquisition of the Additional 2009 Shares as being made proportionately from each public group existing immediately before such acquisition.

30 Treas. Reg. § 1.382-2T(f)(9).
31 Treas. Reg. § 1.382-2T(f)(14).
32 Treas. Reg. § 1.382-2T(f)(16).
33 Treas. Reg. § 1.382-2T(j)(1)(iv).
34 Treas. Reg. § 1.382-2T(f)(10).
35 Id.
36 Id.
37 Treas. Reg. § 1.382-2T(j)(2)(vi).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

However, there is a question as to how to account for the Initial 2009 Shares. The Initial 2009 Shares may be reflected as initially owned by direct public groups of UCB and then as being held by the Elm Ridge Master Group once Elm Ridge Master Fund acquired more than 5 percent of UCB’s stock.  Treas. Reg. § 1.382-2T(k)(2) provides that, to the extent the loss corporation has actual knowledge on or after any testing date regarding the ownership interest in the loss corporation by members of one public group and the ownership interest of those members in the loss corporation as members in another such public group, the loss corporation may take such ownership into account for purposes of determining whether an ownership change occurred on that testing date.38  Because there is actual knowledge that there was an overlap between the members of the Elm Ridge Master Group that indirectly held the Initial 2009 Shares (through Elm Ridge Master Fund) as part of the direct public groups of UCB and the members of the Elm Ridge Master Group that indirectly held the Initial 2009 Shares through the Elm Ridge Master Fund as a 5-percent shareholder, we have taken such ownership into account pursuant to Treas. Reg. § 1.382-2T(k)(2).

Specifically, there is actual knowledge that Elm Ridge Master Fund acquired the Initial 2009 Shares in an issuance of stock for cash to which section 1032 applied (the September 2009 Offering).  Pursuant to Treas. Reg. § 1.382-2T(j)(2)(iii)(B), when there is a transfer by a loss corporation of its stock in a transaction to which Section 1032 applies, each direct public group that exists immediately after such transaction is treated as segregated, such that each direct public group that existed immediately before the transaction (each a “historic public group”) is treated separately from the direct public group that acquires stock of the loss corporation in the transaction (the “segregated public group”).  Treas. Reg. § 1.382-2T(j)(2)(iii)(B) presumes that the segregated public group does not include any members of any historic public group that existed immediately before the transaction.39  This general rule is modified pursuant to the Cash Issuance Exception (discussed below), which treats a portion of the issued stock as issued to the historic public group and a portion as issued to a segregated public group.  The Cash Issuance Exception is based on the presumption that there is likely to be an overlap between the less-than-5-percent shareholders who acquire stock in such an issuance and the loss corporation’s existing historic public group. 40

Since (i) Treas. Reg. § 1.382-2T(k)(2) permits a loss corporation to take into account actual knowledge of overlapping ownership in multiple public groups, and (ii) there is actual knowledge that the members of the Elm Ridge Master Group were members of the segregated public group of UCB resulting from the September 2009 Offering rather than the historic public group of UCB (because you have represented to us that you have actual knowledge that Elm Ridge Master Fund did not own any UCB shares prior to acquiring the Initial 2009 Shares), we have treated the Initial 2009 Shares indirectly owned by the Elm Ridge Master Group as shares that would otherwise be allocated to the segregated public group resulting from the September 2009 Offering.

38Treas. Reg. § 1.382-2T(k)(2).  An additional provision of Treas. Reg. § 1.382-2T(k)(2) is discussed below.
39 See also, T.D. 8149 (“[t]he temporary regulations presume that no person who is a member of a public group identified under the aggregation rules has an ownership interest in another public group.”).  As discussed in more detail below, under the Segregation Rule, certain specified transactions result in the creation of new public groups.  Each new public group determined under the Segregation Rule is treated as a 5-percent shareholder separate from other public groups existing prior to such specified transactions, even if the segregated group directly and indirectly owns less than 5 percent of the stock of the loss corporation.  Treating a public group as a new public group (separate from existing public groups) under the Segregation Rule results in maximum owner shift because the new public group is deemed to own none of the loss corporation stock before the transaction (so that all of the new public group’s stock ownership is treated as an increase in ownership by a 5-percent owner).
40 2010-27 I.R.B. 10 (“[T]he cash issuance exception … is justified on the grounds that there is likely to be substantial overlap between Small Shareholders who acquire stock in such an issuance and the existing Small Shareholder ownership base.”)

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

(3)	Identification of 5-Percent Shareholders of Companies Subject to SEC Reporting Requirements

Under Treas. Reg. § 1.382-2T(k)(1), for stock that is subject to the U.S. Securities and Exchange Commission (“SEC”) reporting requirements of Regulation 13D and 13G (or any rule or regulation promulgated by the SEC to generally the same effect), the loss corporation may rely on the existence or absence of filings of Schedules 13D and 13G (or any similar schedules) to identify all of the shareholders of the issuer of such stock who have a direct ownership interest in such issuer of 5 percent or more (the “K1 Presumption Rule”).

Under Treas. Reg. § 1.382-2T(k)(2), if the loss corporation has actual knowledge of stock ownership on any test date (or acquires such knowledge before the date that the income tax return is filed for the taxable year in which the testing date occurs) by an individual who would be a 5-percent shareholder, but for the application of the stock attribution rules provided in Treas. Reg. § 1.382-2T(h)(2)(iii), (h)(6)(iii), or (g)(2), or a 5-percent shareholder that would be taken into account, but for the attribution rules provided in Treas. Reg. § 1.382-2T(h)(2)(iii), (h)(6)(iii), or (g)(3), the loss corporation must take such stock ownership into account for purposes of determining whether an ownership change has occurred on that testing date (the “K2 Actual Knowledge Rule”) .  Stated differently, the Actual Knowledge Rule turns off only the application of the simplifying stock attribution rules provided in Treas. Reg. § 1.382-2T(h)(2)(iii), (h)(6)(iii), (g)(2), and (g)(3), and not the K1 Presumption Rule. In numerous private letter rulings, the Service has consistently taken the position that for section 382 purposes, a 5-percent shareholder or a first-tier entity must be the “economic owner” of the loss corporation stock.41  Generally, an economic owner is a person who has the right to the dividends and proceeds from the sale of company stock.42  An investment adviser that has the power to vote and/or dispose of company stock but does not have economic ownership of the stock is not the economic owner of the stock.43

(4)	Duty to Ascertain Stock Ownership of Identified 5-Percent Shareholders

Under the regulations, a loss corporation has a duty to determine the stock ownership on each testing date and the changes in the stock ownership during the testing period of: (i) any individual shareholder who has a direct ownership interest of 5 percent or more in the loss corporation; (ii) any first-tier entity or higher-tier entity that owns an indirect ownership interest of 5 percent or more in the loss corporation; and (iii) any individual who indirectly owns 5 percent or more of the stock of the loss corporation by reason of owning a 5 percent or more interest in another entity that directly or indirectly owns stock of the loss corporation.44

UCB applied the K1 Presumption Rule in identifying its 5-percent shareholders for section 382 purposes.  UCB had the following Schedule 13G filers during the Analysis Period:

-	Barclays Global Investors, NA (“Barclays”);

41  See e.g., PLR 200818020 (Jan. 29, 2008); PLR 200747016 (Aug. 20, 2007); PLR 9533024 (May 19, 1995); PLR 9610012 (Dec. 5, 1995); PLR 9725039 (Mar. 26, 1997).
42 PLR 200818020 (Jan. 29, 2008); PLR 200747016 (Aug. 20, 2007); PLR 9533024 (May 19, 1995).
43 Id.
44 Treas. Reg. § 1.382-2T(k)(3).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

-	Blackrock, Inc. (“Blackrock”); and

-	Elm Ridge Capital Management, LLC;

-	Vanguard Group, Inc. (“Vanguard”)

Based upon the disclosure contained in Item 6 on Barclays’ Schedule 13G filings, we determined that no filer included on Barclays’ Schedule 13G filing should be treated as a 5-percent “economic owner” of UCB’s shares.45  Therefore, we determined that the owners of Barclays should not be included as a 5 percent shareholder of UCB.

Blackrock’s Schedule 13G filings were unclear as to the “economic ownership” of UCB’s stock. In particular, Item 6 on BlackRock's Schedule 13Gs (filed in January 2010 and February 2011) reported that "no one person's interest in the common stock of United Community Banks, Inc.’s shares is more than 5 percent," but did not explicitly state that BlackRock is holding the shares on behalf of its clients.  In Representation 15 in the Representation Letter, you represented that Blackrock has represented to UCB that Blackrock is acting as an investment advisor, and that to the best of Blackrock’s knowledge, no client of Blackrock owns 5 percent of UCB’s stock.  Therefore, the owners of Blackrock should not be included as a 5 percent shareholder of UCB.

Finally, in Representation 16 of the Representation Letter, you represented that Elm Ridge Capital Management, LLC is not the “economic owner” of any UCB shares reported on its Schedules 13G filed with the SEC; instead, Elm Ridge Master Fund and Elm Ridge Value Fund   economically own the UCB shares reported on Elm Ridge Capital Management’s Schedule 13G.  You have also represented in Representation 16 that UCB has received representations from Elm Ridge Capital Management LLC that Elm Ridge Master Fund and Elm Ridge Value Fund have not acted in concert to acquire shares of UCB, Accordingly, the owners of Elm Ridge Capital Management, LLC should not be a 5 percent shareholder of UCB.  Based on Representation 16 and the share information regarding Elm Ridge Master Fund and Elm Ridge Value Fund provided by UCB, the owners of Elm Ridge Master Fund, but not Elm Ridge Value Fund, should be a 5-percent shareholder of UCB for section 382 purposes.

Vanguard reported greater than 5 percent ownership of UCB stock in a Form 13Fs filed with the SEC, as well as a Schedule 13G filed with the SEC on February 14, 2011.  On its Schedule 13G filed on February 14, 2011, Vanguard indicated the type of reporting person is an investment advisor.  In addition, Item 6 of the Schedule 13G was reflected as “N/A.”  In Representation 18 of the Representation Letter, you represented that UCB received representations from Vanguard that (i) the shares held by Vanguard (as reflected on both the Form 13F and the Scheduled 13G) are economically held by several investment funds which are managed by Vanguard, none of which owns 5 percent or more of UCB’s stock, and (ii) the Vanguard funds did not coordinate their acquisitions (discussed below) of UCB stock.  As a result, the owners of Vanguard should not be treated as a 5-percent shareholder of UCB for section 382 purposes.

45 The Item 6 disclosure language in Barclay’s Schedule 13G is identical to the disclosure of the filing for Filer 3 in PLR 200747016 (Aug. 20, 2007).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

In addition to the Schedule 13G filers described above, UCB had several other entities that required consideration with respect to the identification of 5 percent shareholders.  Based on UCB’s internal documents, [Wellington Management Company] (“Wellington”), which did not file any Schedule 13D or 13G, held greater than 5 percent of UCB’s stock upon the closing of the September 2009 Offering.  In Representation 17 of the Representation Letter, you represented that UCB received representations from Wellington that the shares acquired by Wellington in the September 2009 Offering were  held by Wellington in its capacity as an investment advisor, and that none of Wellington’s clients owned 5 percent or more of UCB.  Accordingly, the owners of Wellington should not be included as a 5 percent shareholder of UCB for section 382 purposes.  In addition, you provided information to us indicating that (i) Wellington’s clients sold an amount of their UCB shares during the quarter ended December 31, 2009 that reduced their ownership interest in UCB common stock below 5 percent as of December 31, 2009, and then sold all of their remaining Common Shares by March 31, 2010, and (ii) Wellington’s clients do not own any Common Shares as of the date of this letter.

As stated in Representation 19 of the Representation Letter, based upon available stock ownership information as of September 30, 2010 provided by UCB, it would have been theoretically possible that Buckhead Capital Management (“Buckhead”), which has never owned the requisite 5 percent of UCB stock for Schedule 13D or G purposes, may own 5 percent or more of UCB stock following the Exchange but prior to Capital Raise, if Buckhead’s stock interest in UCB remained unchanged or not materially decreased since September 30, 2010.  However, UCB has received representations from Buckhead that (i) Buckhead disposed of a portion of its UCB shares during the fourth quarter of 2010, and as of December 31, 2010, Buckhead only owned 11,000 shares of UCB Common Stock, representing less than 5 percent of the outstanding stock of UCB; (ii) Buckhead is an investment advisor that holds the Common Stock for the benefit of its clients, and (iii) no single client of Buckhead owned [or will own] 5 percent or more of the stock of UCB stock following the Exchange.   Thus, the owners of Buckhead should not be treated as a 5-percent shareholder of UCB for section 382 purposes during the Analysis Period.

Finally, you have further instructed us to assume that (i) there will be no future SEC filings after the date of this opinion (other than by persons acquiring shares on the date of the Capital Raise and solely with respect to shares acquired on or after such date) reflecting ownership of stock by persons other than those identified above during the Analysis Period (Assumption 1), and (ii) no shareholder that owned directly or indirectly less than 5 percent of UCB’s Common Stock at any time before the Exchange would have owned greater than 5 percent of UCB’s Common Stock following the Exchange but prior to the Capital Raise (Assumption 8).

(5)	Coordinated Acquisition of Stock

Section 382 generally focuses on persons that acquire more than 5 percent of the shares of a loss corporation and treats as separate shareholders the owners of entities that own 5 percent or more of the loss corporation.46  Treas. Reg. § 1.382-3(a)(1) provides that an entity is any corporation, estate, trust, association, company, partnership or similar organization. An entity also includes a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of stock.

46 Treas. Reg. § 1.382-2T(g)(1)(iv).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Based on Representations 13, and 30 through 33, no group of persons should be treated as an entity during the Analysis Period by reason of the coordinated acquisition rule.  See below for a more detailed analysis of the coordinated acquisition of stock issue with respect to the Capital Raise.

Based on the foregoing analysis, Elm Ridge Master Fund should be treated as the only entity that owned 5 percent or more, directly or indirectly, of UCB’s stock during the Analysis Period.  Accordingly, the beneficial owners of Elm Ridge Master Fund collectively should be treated as the only 5-percent shareholder of UCB, other than the direct public groups, prior to the Capital Raise.

(6)	The Segregation Rules

a)	General

As noted above, the Segregation Rule generally treats certain transactions as if a new public group separate from any pre-existing public groups acquired the stock.  In effect, the section 382 rules presume that persons representing a completely new set of investors purchase such shares.  Thus, this set of investors will generally constitute a public group and is treated as a 5-percent shareholder separate from other 5-percent shareholders or previously identified public groups treated as 5-percent shareholders.47

Transactions subject to the Segregation Rule include the following transactions in which shares are issued to or acquired from less-than-5-percent shareholders:

■	An equity structure shift that is a tax-free acquisitive reorganization;48

■	A transfer of loss corporation shares by the loss corporation;49

■	A redemption transaction (i.e., a transaction in which the loss corporation acquires its shares in exchange for property); 50

■	A deemed acquisition of stock of the loss corporation under the Option Deemed Exercise Rule; 51 and

An issuance of a right to acquire stock to the members of more than one public group (for purposes of testing whether the persons acquiring the rights to acquire stock are treated as having acquired the underlying stock under the Section 382 Option Regulations). 52

In addition, a company may rebut the full segregation presumption, and, in certain cases, potentially may improve its position, if it has actual knowledge of an overlap in the constituents of the new group acquiring shares and the pre-existing shareholder groups.53

47 Treas. Reg. § 1.382-2T(j)(2)(iii)(B)-(C).  Since Elm Ridge Offshore Master Fund Ltd. should be the only 5-percent shareholder of UCB, and Elm Ridge Offshore Master Fund has owned its shares for less than three years, the application of the Segregation Rule to first- and higher-tier entities should not impact UCB.
48 Treas. Reg. § 1.382-2T(j)(2)(iii)(B); section 382(g)(3)(A)(i).
49 Id.
50 Treas. Reg. § 1.382-2T(j)(2)(iii)(C).
51 Treas. Reg. § 1.382-2T(j)(2)(iii)(D).
52 Treas. Reg. § 1.382-2T(j)(2)(iii)(F).
53 Treas. Reg. §1.382-2T(j)(2)(iii)(A).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

For testing dates occurring during tax years beginning after November 4, 1992, the regulations provide two key exceptions to the full segregation presumption.  These special rules alleviate some of the impact that the full segregation presumption can have on a corporation.  The two exceptions to the full segregation presumption are known as the “small issuance” exception and the “cash issuance” exception, discussed below.  For purposes of applying the small issuance exception and the cash issuance exception, two or more issuances are treated as a single issuance if the issuances occur (i) at approximately the same time and pursuant to the same plan or arrangement, or (ii) if a principal purpose of issuing the stock in separate transactions rather than in a single issuance is to minimize or avoid an owner shift.54

b)	Small Issuance Exception

The small issuance exception treats a new issuance of shares as if the shares are acquired entirely by the pre-existing public groups.55  In general, this exception applies to an issuance in a given year consisting of less than ten percent of the number of shares of such class or of the equity value of the corporation outstanding at the beginning of the tax year.  However, the loss corporation may not apply the small issuance exception on a class-by-class basis if, during the taxable year, more than one class of stock is issued in a single issuance (or two or more issuances that are treated as a single issuance).56  Furthermore, the small issuance exception does not apply to any portion of a single issuance that exceeds the ten percent limit, nor to any portion of a series of separate issuances which are pursuant to a single plan where the shares issued under that plan exceed the ten percent limit.57  In chronological order, each issuance, whether to the public or to 5-percent shareholders (or first/higher tier entities), that qualifies as a small issuance based on its size, reduces the number of shares (or dollar value of shares) to which the small issuance can be applied.  Note that the small issuance exception generally does not apply to those “equity structure shifts” that involve a tax-free issuance of stock for stock or securities of another corporation 58

 The shares eligible for the small issuance exception are treated as issued to the pre-existing groups pro rata based upon the relative value held by each public group.  Thus, the owner shift impact of an issuance is reduced to the extent that the shares are treated as being issued to a public group that does not contribute to an owner shift on the testing date.

Based upon the stock transactions detailed in the Representation Letter and the Transaction Chronology, several issuances of stock occurring during the Analysis Period qualified for the small issuance exception.

54 Treas. Reg. § 1.382-3(j)(8).
55 Treas. Reg. §1.382-3(j)(2).
56 Treas. Reg. §1.382-3(j)(2)(iii)(D).
57 Treas. Reg. §1.382-3(j)(8).
58 Treas. Reg. §1.382-3(j)(6); Treas. Reg. §1.382-2T(e)(2)..

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

c)	Cash Issuance Exception

The cash issuance exception allows a portion of stock issued (for cash) to the public to be treated as acquired by pre-existing public groups and the remaining stock, if any, not acquired by identified 5-percent shareholders as acquired by a new segregated public group.59  Pursuant to the cash issuance exception, issuances of stock solely for cash are partially exempt from the full segregation presumption.  The exemption applies to the percentage of stock issued for cash that equals 50 percent of the aggregate percentage owned by public groups immediately before the issuance.  This exception generally is of material benefit only if a significant portion of the corporation's stock before the issuance is held by pre-existing public groups (rather than non-public 5-percent shareholders) that have declining ownership percentages during the testing period.  In addition, the total amount of stock qualifying for this exception cannot exceed the total amount of stock issued in the issuance less the amount of that stock that is owned by a 5-percent shareholder (other than a direct public group) immediately after the issuance.60  If both the cash issuance exception and the small issuance exception potentially apply to an issuance, the small issuance exception “trumps,” and the cash issuance exception only applies to the portion of the issuance (if any) not exempted under the small issuance exception.

Based upon the stock transactions detailed in the Representation Letter and the Transaction Chronology, the September 2009 Offering should qualify for the cash issuance exception, but not the small issuance exception.  In addition, shares issued as part of the Capital Raise should qualify for the cash issuance exception.  The application of the cash issuance exception to the Capital Raise is discussed in more detail below.

d)	Application of Segregation Rule to Acquisitions of Shares Made by the Loss Corporation or a 5-Percent Shareholder

When a loss corporation redeems or reacquires its shares from its less-than-5-percent shareholders, those shares are treated as being acquired proportionately from each public group existing immediately before such transaction.61  Similarly, where a 5-percent shareholder acquires shares from less-than-5 percent shareholders, those shares are treated as being acquired proportionately from each public group existing immediately before such transaction. 62

e)	Ownership Presumptions

Once a shareholder’s interest falls below 5 percent, UCB has several options on how to treat the shareholder’s ownership for the remainder of the testing period.  First, although not required, UCB may rely on “actual knowledge” of the shares owned by the ultimate shareholder that falls below 5 percent and continue to track these shares separately.63  Second, UCB can rely on the ownership presumptions of Treas. Reg. §1.382-2T(j)(1)(v) and/or Treas. Reg. §1.382-2T(g)(5)(i)(B) and can assume that the interests of the shareholder remains constant (except for transactions described in Treas. Reg. §1.382-2T(j)(2)(vi)) for the remainder of the testing period once the shareholder’s interests drops below 5 percent.64  If UCB has actual knowledge that the shareholder has owned the shares since before the beginning of the testing period, UCB should be able treat the shares as owned at all times by the public groups existing before the beginning of the testing period, which generally should reduce the shift.65

59 Treas. Reg. §1.382-3(j)(3).
60 Treas. Reg. §1.382-3(j)(4).
61 Treas. Reg. § 1.382-2T(j)(2)(vi).  However, it should be noted that redemptions from the public can still give rise to owner shifts because the redeemed public shareholders are segregated from the non-redeemed public shareholders. Treas. Reg. § 1.382-2T(j)(2)(iii)(C).
62 Id.
63 See e.g., PLRs 200024047 (June 19, 2000), 9234034, (May 28, 1992), and 9104043, (October 31, 1990) permitting taxpayers to use actual knowledge.
64 See also, PLRs 200326003, (June 27, 2003) and 9147031, (August 23, 1991).
65 See Ruling 1 in PLR 200024047, (June 19, 2000).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

(III)	The Proposed Transaction

To meet and maintain capital requirements, UCB will issue and sell Common Stock and Convertible Preferred Stock of UCB to investors through private placements in a transaction to which section 1032 applies (the aforementioned Capital Raise).  The investors are expected to consist of two large investors (the “Anchor Investors,” or each, an “Anchor Investor”) and a number of small investors (the “Additional Investors,” or each, an “Additional Investor”) who, in the aggregate, are expected to purchase shares of Common Stock and Convertible Preferred Stock representing approximately 69.66 percent of the value of the Common Stock and Convertible Preferred Stock outstanding at closing, after giving effect to the consummation of the Capital Raise.

On February 22, 2011, UCB issued 16,613 shares of newly designated Series D Preferred Stock and the Warrants to Elm Ridge Master Fund and Elm Ridge Value Fund in exchange for all of the Common Stock (7,755,631 shares) held by Elm Ridge (the “Exchange” and together with the Capital Raise, the “Proposed Transaction”).  The Series D Preferred Stock is non-voting, non-convertible, limited and preferred as to dividends without any significant growth participation, and redeemable at UCB’s option after three years.  The Series D Preferred Stock was fully transferable as of its issue date.   The Warrants have an exercise price of $2.50 per share, subject to customary anti-dilution adjustments.  In addition, Elm Ridge and UCB agreed that UCB would increase the exercise price of the Warrants to 125 percent of the trading price of UCB’s stock on the date of the Capital Raise, if such an agreement is necessary to obtain a favorable private letter ruling from the Internal Revenue Service (discussed in more detail below).  You have represented in Representation 36 of the Representation Letter that UCB will increase the exercise price of the Warrants if the trading price of the Common Stock on the date of the Capital Raise exceeds $2.00 per share.66    The Warrants are not exercisable until after September 30, 2012, and will expire on August 22, 2013.   The Warrants and the Series D Preferred Stock may be separately transferred.

UCB received a private letter ruling from the Internal Revenue Service (“IRS”) dated March 29, 2011, in which the IRS has ruled as follows:

●	The Warrants are not treated as exercised at the time of the Exchange under Section 382(l)(3)(A)(iv) and Treas. Reg. § 1.382-4(d)(2).

66 If UCB increases the exercise price above $2.50 but less than $3.00, the number of Series D Preferred Shares issued under the Elm Ridge Exchange Agreement will automatically increase based on the same calculation used by the parties to determine the number of Series D Preferred Shares issued at closing of the Exchange. If UCB increases the exercise price above $3.00, the numbers of Preferred Shares issued under the Elm Ridge Exchange Agreement will automatically increase by an amount equal to the sum of (A) the number of additional Series D Preferred Shares issued under (i) above plus (B) Series D Preferred Shares with a liquidation value of 7,755,631 times the difference between the new exercise price and $3.00.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

●
The Exchange is taken into account in determining the amount of Common Stock held by direct public groups on the Closing Date and, accordingly, Elm Ridge will not be treated as owning any UCB “stock” immediately before the issuance of Common Stock and Convertible Preferred Stock in the Capital Raise for purposes of applying the “cash issuance exception” of Treas. Reg. § 1.382-3(j)(3).

●
None of the Anchor Investors, the Additional Investors or any combination thereof, who receive Common Stock or Convertible Preferred Shares in the Capital Raise will be treated as a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of stock within the meaning of Treas. Reg. § 1.382-3(a)(1)(i).

As a result, the Warrants should not be treated as exercised into UCB stock for section 382 purposes.  In addition, you have instructed us in Assumption 5 of the Representation Letter to assume that the Series D Preferred Stock is section 1504(a)(4) stock.  Accordingly, we have not treated the Series D Preferred Stock as stock for purposes of the section 382 owner shift computations.

Anchor Investors

The Capital Raise will have two Anchor Investors – Corsair Capital LLC (“Corsair”) and K 422 Holdings South, LLC (“King Street South”), which will acquire shares of Common Stock and Convertible Preferred Stock equal to 22.5 percent and 5.27 percent, respectively, by fair market value, of the Common Stock and Convertible Preferred Stock outstanding as of the closing date of the Capital Raise. The Anchor Investors will invest approximately $151.6 million.

As stated in Representation 28 in the Representation Letter, UCB has received representations from Corsair Capital and King Street South that their members or partners (1) do not own, directly or indirectly, any shares of Common Stock prior to the Capital Raise, and (2) will not acquire Common Stock and/or Convertible Preferred Stock in any other manner so as to increase their ownership in UCB in excess 22.52 percent and 5.27 percent, respectively, acquired through the Capital Raise.

Additional Investors

UCB will also issue Common Stock to a number of other investors as part of the Capital Raise, none of whom will own more than 4.9 percent of the value of UCB’s Common Stock and Convertible Preferred Stock (“Additional Investors”).  The Additional Investors will acquire Common Stock and Convertible Preferred Stock equaling approximately 41.87 percent of the total value of the Common Stock and Convertible Preferred Stock outstanding at the closing date of the Capital Raise, in exchange for $228.4 million in aggregate.

You have instructed us to assume in Assumption 7 in the Representation Letter that none of the Additional Investors will own, directly or indirectly more than 4.9 percent of the total value of UCB shares of Common Stock and Convertible Preferred Shares following the Capital Raise.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Cash Issuance Exception – Coordinated Acquisition

As stated above, the cash issuance exception to the segregation presumptions permits a portion of stock issued (for cash) to the public to be treated as acquired by pre-existing direct public groups and the remaining stock, if any, not acquired by identified 5-percent shareholders as acquired by a new segregated public group.67  This exception is only potentially applicable with respect to shares issued to less-than--5-percent shareholders. As discussed above, persons (including otherwise less-than-5-percent shareholders) who have a formal or informal understanding among themselves to make a coordinated acquisition of stock of 5 percent or more of a loss corporation are collectively treated as an “entity” for purposes of section 382.  Shares issued to such deemed entity are not eligible for the cash issuance exception.

In determining whether or not such formal or informal understanding required for a coordinated acquisition has occurred, the Treasury Regulations provide that a “principal element in determining if such understanding exists is whether the investment decision of each member of the group is based upon the investment decision of one or more other members.”68

The Treasury Regulations provide two examples to illustrate the coordinated acquisition concept.  In one example, the loss company was concerned about a potential hostile takeover.  The loss company’s management met with potential investors who are friendly to management in order to convince these investors to purchase stock.  The investment was based upon the understanding that management will assemble a group that in the aggregate will purchase more than 50 percent of the loss company’s stock.  Under these facts, the Treasury Regulations concluded that the investors had a “formal or informal understanding” among themselves and thus made a coordinated acquisition which resulted in the investors being treated as a single 5 percent shareholder.69

In the second example, an investment advisor believed that a loss company’s stock was undervalued and it recommended to a number of its clients that they should acquire the loss company’s stock.  Acting on the investment advisor’s recommendation, a number of unrelated individuals purchased the loss company’s stock.  Each client’s decision was not based upon the investment decisions made by any other client.  Under these facts, the Treasury Regulations conclude that there was no “formal or informal understanding” among the investors and thus no coordinated acquisition.70  The Treasury Regulations add that this conclusion would be the same if the investment advisor is also the underwriter (without regard to whether it is a firm commitment or best efforts underwriting) for a primary or secondary offering of the corporation’s stock. 71

67 Treas. Reg. § 1.382-3(j)(3).
68 Id.
69 Treas. Reg. §1.382-3(a)(1)(ii) Example 2.
70 Treas. Reg. §1.382-3(a)(1)(ii) Example 3.  In distinguishing between the two regulatory examples, one commentator has noted that an acquisition is treated as coordinated where investors’ decisions are dependent upon the decisions of other members and is not treated as coordinated where the investors are making their own decisions. B. Bittker and J. Eustice, Federal Income Taxation of Corporations and Shareholders, ¶14.43[6][a] note 212 (7th ed., 2006).
71 Treas. Reg. § 1.382-3(a)(1)(ii) Example 3(iii).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

In the hostile takeover example, a group was formed that in the aggregate would purchase more than 50 percent of the loss company’s stock.  This example, however, should not be read to mean that a coordinated acquisition could be found merely because a decision to invest is dependent on there being sufficient other investors to subscribe to an offering.  Under that reading, any offering in which a required level of participation is required would constitute a coordinated acquisition—an extreme result.  Instead, we believe that the takeover example should be viewed as applying where there is a common objective among investors other than merely making an investment to earn what the investor believes is an attractive return.72  This conclusion is supported by the alternative version of the second example, wherein a firm commitment or best efforts underwriter recommends to a number of clients that they acquire the loss company’s stock.73  At least in some circumstances, an offering undertaken through such an underwriter will be dependent on the offering being adequately subscribed.

In this case, there is no common objective among the shareholders other than an intention to invest in an attractive investment (which is similar to the objective found in the investment advisor and underwriter examples in which no coordinated acquisition was found).

In this case, based on representations received by UCB from each of the Additional Investors and the Anchor Investors (each, an “Investor” and collectively, the “Investors”), you have instructed us to assume that (a) each Investor participating in the Capital Raise has reached its own decision to invest in the Company independently from any Anchor Investor and any other Additional Investors; (b) none of the Investors have entered into any agreement or understanding with any other Investor to act in concert for the purpose of exercising a controlling influence over the Company or any of its subsidiaries, including any agreements or understandings regarding the voting or transfer of shares of the Company; (c) none of the Investors have shared with any other Investor in the Other Private Placements proprietary due diligence materials prepared by such Investor or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary;74 (d) none of the Investors have been induced by, or have induced, any other Investor, to enter into the Capital Raise (other than with respect to the condition that the Capital Raise be fully subscribed); and (e) none of the Investors have entered into any agreement with one another with respect to the Capital Raise.75

72 This may explain why Treasury specifically stated in the takeover example that all of the investors were friendly with management.  See also, Priv. Ltr. Rul. 201010009 (March 12, 2010) (ruling that 2 large investors and a number of smaller investors who, after being approached by the corporation, acquired common stock and warrants in a private placement, which was intended to raise capital on behalf of the corporation, will not be treated as a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of stock within the meaning of  Treasury Regulations § 1.382-3(a)(1)(i)).
73 Treas. Reg. § 1.382-3(a)(1)(ii) Example 3(iii).
74 Several Investors have modified this representation (c) as follows:
[n]one of the Investors have shared with any other Investor in the Other Private Placements proprietary due diligence materials prepared by such Investor or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used as the basis for making its investment decision with respect to the Company or any Company Subsidiary, it being understood and agreed by the parties to the agreement that the concept of the sharing of proprietary due diligence materials refers to the Investor taking proprietary due diligence and conveying it to another Investor, and that if the Investor and any other Investors retain the same Investment Manager, and such Investment Manager prepares due diligence materials on behalf of the Investor and one or more of such other Investors, such activity is not considered the sharing of proprietary due diligence material, even if the advice or material given to the Investor and such other Investors is identical.
75 See Representation 30 and Assumption 9 of the Representation Letter.

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

We note that even if it were the case that the investment decisions of one Investor were entirely based on the investment decision of a second Investor, the second Investor should not be considered a member of a coordinated acquisition group; therefore, the investment decision of the first Investor still would not be based on “one or more other members” of the group.  In this regard, it is important to return to the language of the Treasury Regulations.  As stated above, the Treasury Regulations provide that a principal element in determining if an understanding exists is “whether the investment decision of each member of the group is based upon the investment decision of one or more other members.”76  This means that each member of any purported group must be relying upon the decision of somebody else.  Any Investor that does not rely upon the investment decision of one or more other members cannot be part of the coordinated acquisition.  An Investor that did not base its investment decisions upon the investment decision of any other Investor; under the language of the Treasury Regulations, therefore, cannot be part of any purported group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of stock.  Thus, even if the investment decisions of any Investors are influenced, for example, by their confidence that the largest Investor has chosen to invest after conducting extensive due diligence, the decisions of such “influenced” Investors would not be based on the investment decision of “one or more other members” of the group.

Based upon the representations described above, UCB received a private letter ruling from the Service in which the IRS ruled as follows:

●
None of the Anchor Investors, the Additional Investors or any combination thereof, who receive Common Stock or Convertible Preferred Shares in the Capital Raise will be treated as a group of persons who have a formal or informal understanding among themselves to make a coordinated acquisition of stock within the meaning of Treas. Reg. § 1.382-3(a)(1)(i).

Accordingly, we have not treated any of the Investors as making a coordinated acquisition within the meaning of Treas. Reg. § 1.382-3(a)(1)(i).

Cash Issuance Exception – “Immediately Before”

Each direct public group that exists “immediately” before an issuance to which the cash issuance exception applies is treated as acquiring its proportionate share of stock exempted under the cash issuance exception.  Since the Exchange occurred prior to the Capital Raise and Elm Ridge Master Fund was the only non-direct public group 5 percent shareholder of UCB, the amount of stock held by direct public groups “immediately” before the Capital Raise should equal 100 percent. UCB received a private letter ruling from the Service in which the IRS ruled as follows:

●
The Exchange is taken into account in determining the amount of Common Stock held by direct public groups on the Closing Date and, accordingly, Elm Ridge Master Fund will not be treated as owning any UCB “stock” immediately before the issuance of Common Stock in the Capital Raise for purposes of applying the “cash issuance exception” of Treas. Reg. § 1.382-3(j)(3).

76 Treas. Reg. §1.382-3(a)(1) (emphasis added).

Mr. Rex S. Schuette
United Community Banks, Inc.
March 29, 2011

Accordingly, we have treated the direct public groups that exist immediately before the Capital Raise as UCB’s shareholders (i.e., after taking into account the redemption of Elm Ridge’s common shares in the Exchange) in applying the cash issuance exception rule to the Capital Raise in the section 382 owner shifts computations.

(IV)	Future Transactions

As stated above, our analysis only takes into account potential 5-percent shareholders that have filed Schedule 13Ds or Schedule 13Gs through the date of the Representation Letter and UCB has instructed us to assume that there will be no future filings (other than by Corsair and King Street South) reflecting ownership of stock by other persons during the Analysis Period.  It is possible that other investors have already become 5-percent shareholders prior to the Capital Raise but have not yet filed a Schedule 13D or Schedule 13G.

* * * * *

We sincerely appreciate this opportunity to be of service to you.  Please contact me at (212) 872-6274, Mark Hoffenberg at (202) 533-4058, or David Helenbrook at (404) 222-3177 if you have any questions or comments regarding our analysis.

Very truly yours,

KPMG LLP

/s/ Mary Fung
Mary Fung
Tax Managing Director

cc:  Mark Hoffenberg – KPMG Washington National Tax
       David Helenbrook – KPMG Atlanta